As filed with the Securities and Exchange Commission on July 2, 2004


                                                             FILE NO. 70-10230


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                AMENDMENT NO. 2

                                      TO

                                   FORM U-1

                            APPLICATION-DECLARATION

                                     UNDER

                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                        ______________________________

                            Allegheny Energy, Inc.
                             800 Cabin Hill Drive
                             Greensburg, PA 15601

                    ______________________________________

                            Allegheny Energy, Inc.
                             800 Cabin Hill Drive
                             Greensburg, PA 15601


 (Name of top registered holding company parent of each applicant or declarant)

                 The Commission is requested to send copies of
                   all notices, orders and communications in
               connection with this Application/Declaration to:

David B. Hertzog                        Clifford M. Naeve
Vice President and General Counsel      William C. Weeden
Allegheny Energy, Inc.                  W. Mason Emnett
800 Cabin Hill Drive                    Skadden, Arps, Slate, Meagher & Flom LLP
Greensburg, PA  15601                   1440 New York Avenue, NW
                                        Washington, D.C. 20005

         Allegheny hereby amends its Application/Declaration filed with the Securities and Exchange Commission (the "Commission") in File No. 70-10230 on May 20, 2004, as amended on June 30, 2004, by restating Item 6 thereto as follows:


ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS

A.       Exhibits

         B-1      Allegheny Energy, Inc. Stock Unit Plan (Previously filed)

         F-1      Opinion of Counsel (Attached hereto)

         H-1      Proposed Form of Notice (Previously filed)


B.       Financial Statements

         1.1 Consolidated Balance Sheet of Allegheny Energy, Inc. as of December 31, 2003 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2003, File No. 1-267)

         1.2 Consolidated Statement of Income of Allegheny Energy, Inc. for the year ended December 31, 2003 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2003, File No. 1-267)

         1.3 Consolidated Balance Sheet of Allegheny Energy, Inc. as of March 31, 2004 (incorporated by reference to Allegheny's Form 10-Q for the three months ended March 31, 2004, File No. 1-267)

         1.4 Consolidated Statement of Income of Allegheny Energy, Inc. for the three months ended March 31, 2004 (incorporated by reference to Allegheny's Form 10-Q for the three months ended March 31, 2004, File No. 1-267)

                                   SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Allegheny has duly caused this Amendment to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    July 1, 2004

                                              Allegheny Energy, Inc.


                                              By: /s/ David B. Hertzog
                                                 ---------------------------
                                              Title:  Vice President and
                                                      General Counsel